Exhibit 99.2
NSH Holdco, Inc.

Interim Condensed Consolidated Financial Statements

NSH HOLDCO, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share information) (Unaudited)
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash	$34,748	$29,677
Patient accounts receivable (less allowances for doubtful accounts of $21,826 in 2017 and $21,386 in 2016)	91,608	100,279
Supplies	14,878	14,910
Receivables from affiliates	826	635
Income tax receivable	4,392	4,392
Prepaid expenses and other current assets	7,903	10,347
Current assets - discontinued operations	687	779
Total current assets	155,042	161,019
Long-term assets:
Property and equipment, net	182,552	192,467
Goodwill	665,534	665,534
Intangible assets, net	100,105	101,625
Investments in unconsolidated affiliates	9,443	9,163
Other long-term assets	4,347	4,842
Long-term assets - discontinued operations	1,378	1,378
Total assets	$1,118,401	$1,136,028

Liabilities and Equity
Current liabilities:
Accounts payable	$33,525	$37,151
Accrued expenses	27,137	32,019
Current maturities of term loan and long-term note	3,650	3,650
Current maturities of capital leases and other long-term debt	17,572	19,867
Current liabilities - discontinued operations	146	345
Total current liabilities	82,030	93,032
Long-term liabilities:
Term loan and long-term note, net, less current maturities	446,459	446,961
Capital leases and other long-term debt, net, less current maturities	54,251	58,865
Deferred financing obligations	38,967	39,731
Deferred tax liability	49,498	46,789
Other long-term liabilities	1,986	2,085
Long-term liabilities - discontinued operations	373	338
Total liabilities	673,564	687,801
Commitments and contingencies
Noncontrolling interests - redeemable	120,992	122,081
Equity
Controlling shareholders' equity:
Preferred stock, $0.01 par value, 325,000 shares authorized, 117,287 shares issued and outstanding at June 30, 2017 and December 31, 2016	1	1
Common stock, $0.01 par value, 325,000 shares authorized, 138,482 shares issued and outstanding at June 30, 2017 and December 31, 2016	1	1
Additional paid-in capital	77,455	77,324
Retained earnings	81,229	82,637
Total controlling shareholders' equity	158,686	159,963
Noncontrolling interests - non-redeemable	165,159	166,183
Total equity	323,845	326,146
Total liabilities and equity	$1,118,401	$1,136,028

See accompanying notes to unaudited condensed consolidated financial statements.

NSH HOLDCO, INC.
Condensed Consolidated Statements of Operations
(In thousands) (Unaudited)

	Three months ended June 30,
	2017	2016
Revenues
Patient service revenues (net of contractual allowances and discounts)	$156,215	$146,786
Less: Provision for bad debts	(3,890)	(4,383)
Net patient service revenue	152,325	142,403
Management fees and other revenue	1,423	1,493
Total revenues	153,748	143,896

Operating Expenses
Salaries, supplies and other operating expenses	118,615	110,399
Corporate, general and administrative expenses	5,804	5,793
Depreciation and amortization	7,448	7,605
Total operating expenses	131,867	123,797
Operating income	21,881	20,099

Other Income (Expense)
Interest expense, net	(9,011)	(8,918)
Other income (expense)	(4)	432
Loss on sale of assets, net	(1,343)	(192)
Equity in earnings of unconsolidated affiliates	726	560
Total other expense, net	(9,632)	(8,118)
Income before taxes, discontinued operations and noncontrolling interests	12,249	11,981

Income tax expense	(2,047)	(1,643)
Net income from continuing operations	10,202	10,338
Discontinued operations:
Income from discontinued operations	50	102
Income tax expense	(18)	(37)
Income from discontinued operations, net	32	65
Net income	10,234	10,403

Less: Net income attributable to noncontrolling interests	(10,351)	(9,041)
Net income (loss) attributable to NSH Holdco, Inc.	$(117)	$1,362

See accompanying notes to unaudited condensed consolidated financial statements.

NSH HOLDCO, INC.
Condensed Consolidated Statements of Operations
(In thousands) (Unaudited)

	Six months ended June 30,
	2017	2016
Revenues
Patient service revenues (net of contractual allowances and discounts)	$303,443	$285,483
Less: Provision for bad debts	(8,133)	(8,782)
Net patient service revenue	295,310	276,701
Management fees and other revenue	2,947	3,133
Total revenues	298,257	279,834

Operating Expenses
Salaries, supplies and other operating expenses	233,474	218,413
Corporate, general and administrative expenses	12,010	11,378
Depreciation and amortization	14,874	15,492
Total operating expenses	260,358	245,283
Operating income	37,899	34,551

Other Income (Expense)
Interest expense, net	(18,005)	(17,776)
Other income (expense)	(10)	432
Loss on sale of assets, net	(1,298)	(109)
Equity in earnings of unconsolidated affiliates	1,499	1,088
Total other expense, net	(17,814)	(16,365)
Income before taxes, discontinued operations and noncontrolling interests	20,085	18,186

Income tax expense	(3,356)	(2,493)
Net income from continuing operations	16,729	15,693
Discontinued operations:
Income from discontinued operations	96	252
Income tax expense	(35)	(92)
Income from discontinued operations, net	61	160
Net income	16,790	15,853

Less: Net income attributable to noncontrolling interests	(18,198)	(15,028)
Net income (loss) attributable to NSH Holdco, Inc.	$(1,408)	$825

See accompanying notes to unaudited condensed consolidated financial statements.

NSH HOLDCO, INC.
Consolidated Statement of Changes in Equity
(In thousands, except shares)
(Unaudited)
	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Noncontrolling Interests - non-redeemable	Total Equity
	Shares	Amount	Shares	Amount
Balance: December 31, 2016	117,287	$1	138,482	$1	$77,324	$82,637	$166,183	$326,146

Noncash stock compensation	—	—	—	—	131	—	—	131
Net income	—	—	—	—	—	(1,408)	18,198	16,790
Distributions to noncontrolling interests	—	—	—	—	—	—	(20,073)	(20,073)
Change in noncontrolling interests from other activity, net	—	—	—	—	—	—	(238)	(238)
Change in noncontrolling interests - redeemable	—	—	—	—	—	—	1,089	1,089
Balance: June 30, 2017	117,287	$1	138,482	$1	$77,455	$81,229	$165,159	$323,845

See accompanying notes to unaudited condensed consolidated financial statements.

NSH HOLDCO, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)	Six months ended June 30,
	2,017	2,016
Cash flows from operating activities
Net income	$16,790	$15,853
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	8,133	8,782
Depreciation and amortization	14,874	15,492
Amortization of debt discount and deferred debt issuance costs	1,322	1,322
Income from equity investments, net of distributions received	(281)	89
Deferred income taxes	2,709	835
Stock option and other noncash compensation expense	131	125
Loss on sale of assets, net	1,298	109
Net cash provided by (used in) operating activities of discontinued operations	(163)	2,377
Change in operating assets and liabilities, net of effects of acquisitions:
Patient accounts receivable	538	(4,520)
Supplies	(85)	(510)
Receivables from affiliates, prepaids and other current assets	2,570	3,432
Other long-term assets	571	(371)
Accounts payable and accrued expenses	(9,824)	(7,645)
Net cash provided by operating activities	38,583	35,370
Cash flows from investing activities

Proceeds from (adjustment to) the sale of affiliates	2,200	(443)
Proceeds from the sale of equity investments	—	583
Proceeds from the sale of property and equipment	310	536
Purchases of property and equipment	(6,870)	(6,226)
Net cash used in investing activities	(4,360)	(5,550)
Cash flows from financing activities
Proceeds from the issuance of long-term debt	3,173	2,653
Repayments of long-term debt	(12,106)	(9,540)
Payments to noncontrolling interests, net	(238)	(880)
Distributions to noncontrolling interests	(20,073)	(21,102)
Payments for stock option repurchases, net	—	(9)
Dividends paid	—	(20,009)
Net cash used in financing activities	(29,244)	(48,887)
Net increase (decrease) in cash	4,979	(19,067)
Cash, beginning of period	30,456	39,549
Cash, end of period	$35,435	$20,482

Cash, end of period continuing operations	$34,748	$19,727
Cash, end of period discontinued operations	687	755

Non-cash transactions and supplemental cash flow information:
Direct financing of property and equipment	$1,773	$10,329
Interest paid	15,360	15,031
Cash paid for income taxes, net of refunds received	660	2,723

See accompanying notes to unaudited condensed consolidated financial statements.

NSH Holdco, Inc.
Notes to Condensed Consolidated Financial Statements
(In thousands except years, units and per share amounts)

NOTE 1 - DESCRIPTION OF BUSINESS

NSH Holdco, Inc. (“NSH Holdco, Inc.”) is the sole owner of National Surgical Hospitals, Inc. and Subsidiaries, d/b/a National Surgical Healthcare (“NSH” or the “Company”), which it acquired in February 2011. NSH owns and operates surgical hospitals and ambulatory surgery centers in partnership primarily with physicians. The clinical concentration of NSH’s facilities is primarily in the musculoskeletal area and includes orthopedics, spine and pain management. In addition, NSH supports general, bariatric, urology, ENT, ophthalmology and plastic surgery. Certain of the Company’s surgical facilities may also provide related ancillary services, including imaging and physical therapy. As of June 30, 2017, the Company owned and operated 14 surgical hospitals and eight ambulatory surgery centers throughout the United States.

NSH Holdco, Inc. is owned by Irving Place Capital, a New York-based private equity firm, and its affiliates as well as certain members of the Company’s management and board of directors. NSH commenced operations in 1998.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation - The accompanying interim condensed consolidated financial statements as of June 30, 2017 and 2016, are unaudited, and have been prepared by NSH management in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, these financial statements include all adjustments necessary for a fair presentation of financial position, results of operations and cash flows for each period presented.

Certain information and disclosures normally included in the Company’s annual audited consolidated financial statements and accompanying notes have been condensed or omitted in these accompanying interim consolidated financial statements. Accordingly the December 31, 2016 consolidated financial statements should be read in conjunction with these interim financial statements. Results for interim periods are not necessarily indicative of results for a full year. The year-end balance sheet data was derived from audited financial statements.

Management Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions are based on management knowledge, historical trends, current events and assumptions about future events. Actual results could differ from these estimates.

Principles of Consolidation - The consolidated financial statements include all accounts of the Company and its wholly owned subsidiaries and majority-owned or controlled partnerships or limited liability companies. Ownership interests in consolidated subsidiaries held by parties other than the Company are identified and presented in the consolidated financial statements as noncontrolling interests. Consolidated net income attributable to the Company and to the noncontrolling interests are identified and presented on the face of the consolidated statements of operations; changes in ownership interests are accounted for as equity transactions. Certain transactions with noncontrolling interests are also classified within financing activities in the statement of cash flows. All significant intercompany balances and transactions have been eliminated in consolidation.

Investments in entities that the Company does not control but can exercise significant influence are accounted for using the equity method. These investments are included as investments in unconsolidated affiliates in the accompanying condensed consolidated balance sheets. The Company's share of profits and losses from these investments is reported in equity in earnings of unconsolidated affiliates in the accompanying condensed consolidated statements of operations.

The Company has several facilities that were determined to be variable interest entities (“VIEs”) due to the fact that NSH has the power to direct the activities of the entities that most significantly impact their economic performance. The VIEs are required to be consolidated with NSH, the primary beneficiary, since NSH is the entity that would absorb the expected gains or losses of the VIEs that could potentially be significant. Accordingly, the equity and earnings of the VIEs held by parties other than the Company are treated as “noncontrolling interests” in the consolidated financial statements.

The Company operates in one reportable business segment, the ownership and operation of surgical hospitals and ambulatory surgical centers.

NSH Holdco, Inc.
Notes to Condensed Consolidated Financial Statements
(In thousands except years, units and per share amounts)

Variable Interest Entities - Variable interest entities (“VIEs”) are entities that, by design, either (i) lack sufficient equity to permit the entity to finance its activities independently, or (ii) have equity holders that, as a group, do not have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the entity’s losses, or the right to receive the entity’s residual returns. We consolidate a VIE when we are the primary beneficiary, which is the party that has both (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Certain of our consolidated subsidiaries that are less than wholly owned meet the definition of VIEs. In order to determine whether we own a variable interest in a VIE, we perform qualitative analysis of the entity’s design, organizational structure, primary decision makers and relevant agreements. We consolidate such VIEs if we determine that we are the primary beneficiary because (i) we have the power to direct the activities that most significantly impact the economic performance of the VIE via our rights and obligations associated with the management and operation of the VIEs’ healthcare facilities, and (ii) we have the obligation, through our equity interests, to absorb losses or receive benefits that could potentially be significant to the VIE. Our loss exposure typically is limited to our equity investment in these entities.

Note that no VIE assets are subject to NSH creditors, and only one VIE liability is secured by NSH assets via a debt guarantee, which is discussed later in this footnote. Additionally, as a shareholder in the facilities, NSH is not obligated to provide financial support. The following table summarizes the carrying amount of the assets and liabilities of our material VIEs included in the Company’s consolidated balance sheets (after elimination of intercompany transactions and balances):

	June 30	December 31,
	2017	2016
Assets
Cash	$ 22,854	$ 22,915
Patient accounts receivable	87,183	95,853
Supplies	14,878	14,910
Property and equipment, net	134,528	142,687

Liabilities
Accounts payable	$ 29,070	$ 32,001
Accrued expenses	23,017	27,217
Current maturities of capital leases and other long-term debt	13,950	19,867
Capital leases and other long-term debt, net, less current maturities	54,251	55,024
Deferred financing obligations	25,381	26,047

Revenue Recognition - The Company recognizes patient service revenue upon delivery of services to a patient. The Company receives a portion of its net patient service revenue from Medicare and Medicaid programs and commercial insurance carriers. The Company’s facilities have agreements with these third-party payors that provide for payments under various fixed prices or amounts that differ from the established rates. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others as services are rendered, including estimated adjustments under reimbursement agreements with third-party payors, certain of which are subject to audit by administering agencies. These adjustments are accrued on an estimated basis and are adjusted as needed in future periods.

Allowance for Doubtful Accounts - Accounts receivable are reduced by an allowance for amounts that could become uncollectible in the future. Substantially all of the Company’s receivables relate to providing healthcare services to patients at its facilities. For most payor categories, the Company reserves 100 percent of accounts aged over 150 days from the date of service. For some payor categories in certain geographic locations, additional reserves are determined using historical collection percentages rather than the aging. The Company collects substantially all of its third-party insured receivables, which include receivables from governmental agencies.

Collections are impacted by the economic ability of patients to pay and the effectiveness of the Company's collection efforts. Significant changes in payor mix, business office operations, economic conditions or trends in federal and state governmental

NSH Holdco, Inc.
Notes to Condensed Consolidated Financial Statements
(In thousands except years, units and per share amounts)

healthcare coverage could affect the Company's collection of accounts receivable. The process of estimating the allowance for doubtful accounts requires the Company to estimate the collectability of accounts receivable, which is primarily based on its collection history, adjusted for expected recoveries and, if available, anticipated changes in collection trends. The Company also continually reviews its overall reserve adequacy by monitoring historical cash collections as a percentage of historical net patient service revenue and aged accounts receivable by payor.
Patient service revenues from continuing operations, net of contractual allowances and discounts (but before provision for bad debts), by payor source were as follows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Medicare	$34,309	$31,823	$68,183	$63,291
Medicaid	3,737	4,535	7,370	8,402
Managed care and other third-party payors	116,031	107,902	224,125	208,802
Self-pay (including co-pays and deductibles)	2,138	2,526	3,765	4,988
Total	$156,215	$146,786	$303,443	$285,483

Management Fees and Other Revenue - The Company recognizes management fee revenue for services provided under contractual agreements with consolidated and unconsolidated affiliates. Amounts recognized as revenue are in accordance with contract terms. Management fees from unconsolidated affiliates totaled $713 and $790 for the three months ended June 30, 2017 and 2016, respectively, and $1,533 and $1,551 for the six months ended June 30, 2017 and 2016, respectively. The fees are included in management fees and other revenue in the accompanying condensed consolidated statements of operations. All such revenue from consolidated affiliates is eliminated in consolidation.

The Company earns rental income by leasing available space at its facilities to physicians and other healthcare providers. Rental income totaled $710 and $703 for the three months ended June 30, 2017 and 2016, respectively, and $1,414 and $1,582 for the six months ended June 30, 2017 and 2016, respectively. Rental income is included in management fees and other revenue in the accompanying condensed consolidated statements of operations.

Other Income - Under certain provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”), federal incentive payments are available to hospitals, physicians and certain other professionals (“Providers”) when they adopt, implement or upgrade (“AIU”) certified electronic health record (“EHR”) technology or become “meaningful users,” as defined under ARRA, of EHR technology in ways that demonstrate improved quality, safety and effectiveness of care. Providers can become eligible for annual Medicare incentive payments by demonstrating meaningful use of EHR technology in each period over four periods. The Company’s first measurement period began July 2013. Medicaid providers can receive their initial incentive payment by satisfying AIU criteria, but must demonstrate meaningful use of EHR technology in subsequent years in order to qualify for additional payments. Hospitals may be eligible for both Medicare and Medicaid EHR incentive payments. Hospitals that are meaningful users under the Medicare EHR incentive payment program are deemed meaningful users under the Medicaid EHR incentive payment program and do not need to meet additional criteria imposed by a state. Medicaid EHR incentive payments to Providers are 100 percent federally funded and administered by the states. Before a state may offer EHR incentive payments, the state must submit and the Centers for Medicare and Medicaid Services (“CMS”) must approve the state’s incentive plan.

The Company recognizes Medicare EHR incentive payments in the consolidated statements of operations when: (1) the specified meaningful use criteria are met; and (2) contingencies in estimating the amount of the incentive payments to be received are resolved. The Company recognizes Medicaid EHR incentive payments for the first payment year when: (1) CMS approves a state’s EHR incentive plan; and (2) a hospital acquires certified EHR technology (i.e., when AIU criteria are met). Medicaid EHR incentive payments for subsequent payment years are recognized in the period during which the specified meaningful use criteria are met.
Certain of the Company’s hospitals satisfied the CMS AIU and/or meaningful use criteria during previous fiscal years and, as a result, the Company recognized Medicare and Medicaid EHR incentive payments based on available cost report information. Upon filing of the 2016 cost report in the current fiscal year, the Company modified its estimates of 2016 EHR incentive payments and recognized a reduction in the meaningful use receivable. This adjustment totaled $6 and $10 for the three and six months ended June 30, 2017, respectively, and is recorded as other expense in the accompanying condensed consolidated statements of operations.
Property and Equipment - Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of the minimum lease payments or the fair value of the underlying asset. Depreciation and amortization

NSH Holdco, Inc.
Notes to Condensed Consolidated Financial Statements
(In thousands except years, units and per share amounts)

expense is computed using the straight-line method over the estimated useful lives of the asset or, if shorter, the terms of the leases for the related assets. The estimated useful lives are 40 years for buildings, 7 to 10 years for medical and surgical equipment and 5 to 10 years for furniture and fixtures. Depreciation for software and software development is recognized over a useful life of 5 years.

Goodwill and Intangible Assets - Goodwill represents the excess value of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Intangible assets primarily represent amounts assigned to certificates of need, tradenames, non-competition agreements, specific management contracts and other licenses.
The Company evaluates goodwill for impairment at least on an annual basis and more frequently if certain indicators are encountered. Goodwill is tested at the reporting unit level, with the fair value of the reporting unit compared to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired. The Company's methodology utilizes a discounted cash flow model and a market approach to estimate fair value. The fair value analysis requires significant judgments and estimates to be made by management. Changes in market conditions, among other factors, may have an impact on these estimates, which may require future adjustments to the carrying value of goodwill. Based upon the comparison of the estimated fair value to carrying value, management has made no adjustments for impairment in 2016 or 2017.

Long-Lived Assets - The carrying value of long-lived assets, including intangible assets with finite lives, is reviewed for impairment if facts and circumstances, including changes in current economic and market conditions and the operating performance of the investments, suggest that the carrying value of the asset held may not be recoverable based on the undiscounted future cash flows of the asset. In this situation, the carrying value of the asset will be reduced to its estimated fair value. No impairment of long-lived assets was identified in 2016 or 2017.

Noncontrolling Interests - redeemable - Ownership interests in consolidated subsidiaries held by parties other than the Company are identified and generally presented in the consolidated financial statements separate from the Company's equity. However, in instances in which certain redemption features that are not solely within the control of the Company are present, classification of noncontrolling interests outside of permanent equity is required. In certain circumstances, the partnership and operating agreements for the Company's surgical facilities provide that the facilities will purchase all of the physicians’ ownership if certain adverse regulatory events occur, such as it becoming illegal for the physicians to own an interest in a surgical facility, refer patients to a surgical facility or receive cash distributions from a surgical facility.  The noncontrolling interests for these facilities are recorded as noncontrolling interests - redeemable and reported outside of stockholders' equity in the consolidated balance sheets

Noncontrolling Interests - redeemable
Balance: December 31, 2016	$122,081

Net income	7,950
Distributions to noncontrolling
interests	(8,801)
Change in noncontrolling interests
from other activity, net	(238)
Balance: June 30, 2017	$120,992

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

Several Accounting Standards Updates (“ASUs”) recently issued by the Financial Accounting Standards Board could have an impact on the Company’s financial reporting. The Company has not yet evaluated the impact this new guidance may have on the condensed consolidated financial position, results of operations and cash flows. These ASUs are described below.

ASU 2017-01, “Business Combinations - Clarifying the Definition of a Business,” narrows the definition of a business when evaluating whether transactions should be accounted for as asset acquisition or business combination. The ASU is effective for private companies beginning in 2019, and early adoption is permitted.

NSH Holdco, Inc.
Notes to Condensed Consolidated Financial Statements
(In thousands except years, units and per share amounts)

ASU 2017-04, “Simplifying the Test for Goodwill Impairment,” amends and revises ASC 350, Intangibles - Goodwill and Other, by eliminating the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. The ASU will be applied prospectively and is effective for private companies beginning in 2022.

NOTE 4 - DIVESTITURES

In June 2017, the Company sold the tangible net assets, exclusive of certain working capital accounts, of a critical access hospital to a third party for total consideration of $2,200. The transaction does not qualify for presentation and disclosure as a discontinued operation under ASC 205, Presentation of Financial Statements. The carrying amount of the assets sold was approximately $3,871, resulting in a net loss attributable to the Company of $1,671. Total revenue of $3,787 and an operating loss of $784 are included in the accompanying consolidated statement of operations for the six months ended June 30, 2017.

The components of the net assets of the discontinued operations were as follows:

	June 30,	December 31,
	2017	2016
Assets
Cash	$687	$779
Total current assets	687	779
Other long-term assets	1,378	1,378
Total assets	$2,065	$2,157

Liabilities
Accounts payable and accrued expenses	$122	$216
Income taxes payable	24	129
Total current liabilities	146	345
Deferred tax liability	373	338
Total net assets	$1,546	$1,474

The statements of operations for the discontinued operations were as follows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Patient service revenues (net of contractual
allowances and discounts)	$56	$102	$111	$252
Salaries, supplies and other operating expenses	6	0	15	0
Operating income	50	102	96	252

Income tax expense	(18)	(37)	(35)	(92)
Net income	$32	$65	$61	$160

Net income attributable to NSH	$16	$33	$31	$82
Net income attributable to noncontrolling interests	16	32	30	78

NOTE 5 - DEBT

Credit agreement - In June 2015, the Company entered into a First Lien Credit Agreement, which provided funding of up to $405,000, and a Second Lien Notes Purchase Agreement, which provided funding of $105,000.

The First Lien Credit Agreement consists of a $365,000 Term Loan Commitment (the “First Lien Term Loan”) and a $40,000 Revolving Loan Commitment (the “Revolving Loan”). The First Lien Term Loan matures in June 2022 and had an outstanding

NSH Holdco, Inc.
Notes to Condensed Consolidated Financial Statements
(In thousands except years, units and per share amounts)

balance of $357,700 and $359,524 at June 30, 2017 and December 31, 2016, respectively. The Revolving Loan is available until June 2020 and had an availability of $40,000 at June 30, 2017 and December 31, 2016. The Company pays a 0.5% commitment fee on the average daily unused portion of the Revolving Loan. The Second Lien Notes Purchase Agreement consists of a $105,000 Note (the “Second Lien Note”), which matures in June 2023 and had an outstanding balance of $105,000 at June 30, 2017 and December 31, 2016. Accrued interest on the outstanding First Lien Term Loan and Second Lien Note was $75 and $149 at June 30, 2017 and December 31, 2016, respectively, and is included in accrued expenses on the accompanying condensed consolidated balance sheets.

Deferred Debt Issuance Costs and Original Issue Discount - At June 30, 2017 and December 31, 2016, the Company had deferred debt issuance costs, net, in the amount of $2,478 and $2,734, respectively, and original issue discount, net, in the amount of $10,113 and $11,179, respectively, both of which are netted against the carrying amount of long-term debt and capital leases on the accompanying condensed consolidated balance sheets. Amortization expense for debt issuance costs and original issue discount are included in interest expense in the accompanying condensed consolidated statements of operations.
Debt covenants -- Certain debt obligations are subject to financial covenants such as debt service and fixed charge coverage ratios. The Company is in compliance with all of its debt covenants at June 30, 2017.

Substantially all debt obligations are secured by the underlying assets of the Company. The First Lien Credit Agreement and Second Lien Notes Purchase Agreement contain certain provisions that may restrict the Company's ability to incur indebtedness, create or permit liens, declare or pay dividends and certain other restricted payments, consolidate or merge, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates and change its line of business.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company recognizes management fee revenue for services provided under contractual agreements with consolidated and unconsolidated affiliates as discussed in Note 2. The Company has certain receivables from unconsolidated affiliates totaling $826 and $635 at June 30, 2017 and December 31, 2016, respectively. These receivables are comprised of amounts due for management fees and certain operating and development expenses. Management believes the remaining amount of receivables outstanding as of June 30, 2017 is fully collectible.

The Company leases office space, operating facilities and various equipment under operating leases, some of which are with related parties. Lease expenses for operating leases with related parties aggregated $2,337 and $1,942 for the three months ended June 30, 2017 and 2016, respectively, and $4,130 and $3,934 for the six months ended June 30, 2017 and 2016, respectively, which is included in salaries, supplies and other operating expenses in the accompanying condensed consolidated statements of operations.

The Company earns rental income by leasing available space at its facilities to physicians and other healthcare providers as discussed in Note 2. Rental income from related parties totaled $710 and $703 for the three months ended June 30, 2017 and 2016, respectively, and $1,414 and $1,582 for the six months ended June 30, 2017 and 2016, respectively. Rental income is included in management fees and other revenue in the accompanying condensed consolidated statements of operations.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Employment Agreements - The Company has entered into employment agreements with certain of its executive officers, which include provisions for salary and benefits continuation under certain circumstances.

General and Professional Liability - The Company, its subsidiaries and affiliated partnerships or limited liability companies are insured with respect to medical malpractice risk on a claims-made basis. The Company also maintains insurance for general liability, director and officer liability, workers’ compensation claims and property. These policies are subject to deductibles.

There are known claims or incidents that may result in the assertion of additional claims, as well as claims from incidents incurred but not reported that may be asserted.  Management is aware of certain claims against the Company and has adequate insurance coverage and liabilities recorded representing the Company’s insurance deductible and incurred but not reported exposure for any potential claims. At June 30, 2017 and December 31, 2016, the Company has $807 and $1,077, respectively, in reserves related to those claims, inclusive of discontinued operations. The reserves are included in accrued expenses on the accompanying condensed consolidated balance sheets. It is reasonably possible that recorded liabilities for self-insured claims could change in the near term.

NSH Holdco, Inc.
Notes to Condensed Consolidated Financial Statements
(In thousands except years, units and per share amounts)

Management believes that any known claims or incidents will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Regulatory Compliance - The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. The laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of various statutes and regulations by healthcare providers. Violations of these laws and regulations could result in imposition of significant fines and penalties, repayment for patient services previously billed and expulsion from government healthcare programs.

Based on the results of internal compliance audits conducted in 2013 and additional audits in 2015 and 2016 following a recent acquisition, a number of NSH facilities filed with CMS a self-disclosure of certain conduct that may constitute a violation of the Stark Law, 42 U.S.C. §1395nn. Filings were made pursuant to the Medicare Self-Referral Disclosure Protocol released by CMS on September 23, 2010, as revised on May 6, 2011, a process to enable healthcare providers to self-disclose actual or potential violations of the physician self-referral statute. Such filings contemplate the possibility of settlement payments, yet to be negotiated with CMS, in resolution of potential overpayment liability exposure for the conduct identified. The Company’s management cannot predict with certainty the progress or final outcome of any discussions with third parties, such as government agencies. Therefore, the Company is unable to estimate the potential liability, if any, and the impact it may have on the consolidated financial statements, which could be material.

NOTE 8 - SUBSEQUENT EVENTS

The Company evaluated events from June 30, 2017 to October 6, 2017, which is the date the consolidated financial statements were available to be issued. During this period, there were no subsequent events requiring recognition in or disclosure in notes to the consolidated financials statements other than as noted below.

On August 31, 2017, Surgery Partners, Inc., acquired NSH, excluding one consolidated subsidiary, from Irving Place Capital for approximately $760 million. Additionally, several significant professional liability claims were concluded, the majority of which were fully covered by insurance. Approximately $3 million was not reimbursed under the policies, although some cases are still under appeal and will be settled at a future date.